Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Scilex Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,290,000(3)	$12.40	$40,796,000	$0.00011020	$4,495.72

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$40,796,000		$4,495.72

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due					$40,796,000		$4,495.72

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price of shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), on the Nasdaq Capital Market on April 5, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(3)	Shares of the Common Stock that may be issued upon the conversion of the Convertible Debentures as described in this registration statement.